Exhibit 99.1
    PRESS RELEASE

For Release:	Immediate
Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS FOR THE SECOND QUARTER OF FISCAL 2006

St. Louis, MO, May 9, 2006… Ralcorp Holdings, Inc. (NYSE:RAH) today filed its Quarterly Report on Form 10-Q for the period ended March 31, 2006. Highlights for the quarter include:
•	Diluted earnings per share were $.48 compared to $.59 a year ago.
•	Net sales for the quarter increased 13%, primarily as a result of business acquisitions.
•	Total segment profit contribution was down 9% as a result of lower margins due to the rapid escalation of the costs of raw materials, freight, and energy.
•
Earnings before income taxes and equity earnings were $11.8 million (compared to $20.7 million last year) and included the effects of a $6.2 million non-cash loss on a forward sale contract ($.14 per share), a $2.6 million gain on the sale of securities ($.06 per share), and $1.2 million of additional stock-based compensation expense due to the adoption of FAS 123(R) this year ($.03 per share).

•	Equity in earnings of Vail Resorts, Inc. (after tax) were $5.9 million ($.21 per share) compared to $4.7 million ($.16 per share) a year ago.
•	Net earnings were $13.9 million, 22% lower than last year.
•	Ralcorp repurchased 2,447,319 shares of its common stock at a total cost of $94.3 million.

Segment results and other key components of earnings before income taxes and equity earnings are summarized in the following tables (in millions):
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Net Sales
Ralston Foods	$104.9	$88.8	$217.6	$186.3
Bremner	75.5	79.0	158.9	164.2
Cereals, Crackers & Cookies	180.4	167.8	376.5	350.5
Dressings, Syrups, Jellies & Sauces	93.3	92.7	186.7	190.5
Snack Nuts & Candy	48.6	44.8	124.5	119.1
Frozen Bakery Products	116.4	81.3	215.0	166.6
Total	$438.7	$386.6	$902.7	$826.7

Profit Contribution
Cereals, Crackers & Cookies	$16.3	$14.4	$34.3	$33.9
Dressings, Syrups, Jellies & Sauces	.8	3.2	(.5)	6.1
Snack Nuts & Candy	1.3	3.9	6.8	9.9
Frozen Bakery Products	11.7	11.4	24.8	24.2
Total segment profit contribution	30.1	32.9	65.4	74.1
Interest expense, net	(7.4)	(4.1)	(12.7)	(8.0)
Loss on forward sale contract	(6.2)	-	(5.4)	-
Gain on sale of securities	2.6	-	2.6	-
Restructuring charges	-	-	-	(.1)
Accelerated depreciation	(.5)	(.2)	(1.1)	(.2)
Systems upgrades and conversions	(1.3)	(2.6)	(2.4)	(3.7)
Stock-based compensation expense	(1.3)	(.2)	(2.8)	(.4)
Other unallocated corporate expenses	(4.2)	(5.1)	(10.4)	(8.5)
Earnings before income taxes
and equity earnings	$11.8	$20.7	$33.2	$53.2

The second quarter sales growth was $52.1 million, of which $12.3 million is attributable to Medallion, acquired June 22, 2005 (included in Ralston Foods in the Cereals, Crackers & Cookies segment), $19.7 million came from Western Waffles, acquired November 15, 2005, and $5.9 million came from Parco, acquired February 7, 2006 (both reported in the Frozen Bakery Products segment). The remaining growth was due to both selling price increases and product mix, as overall volume was relatively flat.

Ingredient and packaging costs were unfavorable by a total of about $7.6 million. Higher freight rates increased cost of products sold by approximately $2.8 million as fuel costs remained high compared to the prior year. Increases in the costs of natural gas and electricity used in our production facilities reduced gross profit by approximately $2.2 million. Because of the rapid escalation of these costs and the nature of the private label retail business, these costs could not be fully recovered during the quarter through increased pricing or a meaningful reduction in other costs. Ralcorp’s ongoing efforts to mitigate the effects of these elevated costs are not expected to be fully realized until the second half of fiscal 2006.

Second quarter net earnings were affected by a $6.2 million non-cash loss on the Company’s forward sale contract, executed November 22, 2005, related to 1,780,000 of its shares of Vail Resorts, Inc. (NYSE:MTN). The contract includes a collar on the Vail stock price and the prepayment of proceeds at a discount (whereby Ralcorp received $50.5 million). The contract operates as a hedge of the future sale of the stock in that the Company will receive no less than the $50.5 million proceeds for the 1,780,000 shares. However, because Ralcorp currently accounts for its investment in Vail Resorts using the equity method, the contract is not eligible for hedge accounting. Consequently, gains or losses on the contract are immediately recognized in earnings, and diluted earnings per share were reduced by $.14 in the second quarter of fiscal 2006. It should be noted that the market price of Vail stock increased from $33.03 to $38.22 per share during the second quarter, resulting in $9.2 million of unrecorded unrealized gain on the shares covered by this contract. Amortization of the prepayment discount, which totaled $.7 million in the second quarter, is included in interest expense. For the six months ended March 31, 2006, the net loss on the contract was $5.4 million, and $.9 million of amortization was included in interest expense.

On March 21, 2006, Ralcorp sold 100,000 of its shares of Vail Resorts for a total of $3.8 million. The shares had a carrying value of $1.2 million, so the transaction resulted in a $2.6 million gain.

For additional information regarding the Company’s results and financial position, refer to the statements and schedules below, as well as the financial statements and management’s discussion and analysis included in its Quarterly Report on Form 10-Q for the period ended March 31, 2006, filed May 9, 2006.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 20 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as “should,” “will,” “can,” “believes,” “could,” “likely,” “anticipates,” “intends,” “plans,” “expects,” “if,” “would,” or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission. In addition, if the Company cannot raise prices or reduce costs to offset cost increases or sales volume declines due to price increases, then its total segment profit contribution will continue to be lower than in the prior year through the remainder of fiscal 2006.

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(Dollars in millions except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

Net Sales	$438.7	$386.6	$902.7	$826.7
Cost of products sold	(357.0)	(309.5)	(736.0)	(661.0)
Gross Profit	81.7	77.1	166.7	165.7
Selling, general and administrative expenses	(58.9)	(52.3)	(118.0)	(104.4)
Interest expense, net	(7.4)	(4.1)	(12.7)	(8.0)
Loss on forward sale contract	(6.2)	-	(5.4)	-
Gain on sale of securities	2.6	-	2.6	-
Restructuring charges	-	-	-	(.1)
Earnings before Income Taxes
and Equity Earnings	11.8	20.7	33.2	53.2
Income taxes	(3.8)	(7.5)	(11.2)	(19.4)
Earnings before Equity Earnings	8.0	13.2	22.0	33.8
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	5.9	4.7	1.6	.7
Net Earnings	$13.9	$17.9	$23.6	$34.5

Earnings per Share
Basic	$.49	$.61	$.82	$1.17
Diluted	$.48	$.59	$.80	$1.13

RALCORP HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in millions)

	Mar. 31,	Sep. 30,
	2006	2005

Assets
Current Assets
Cash and cash equivalents	$9.5	$6.2
Investment in Ralcorp Receivables Corporation	34.3	42.5
Receivables, net	48.4	30.8
Inventories	185.3	181.5
Deferred income taxes	6.4	6.7
Prepaid expenses and other current assets	5.7	2.3
Total Current Assets	289.6	270.0
Investment in Vail Resorts, Inc.	88.9	87.6
Property, Net	399.1	357.4
Goodwill	444.3	412.5
Other Intangible Assets, Net	152.6	125.0
Other Assets	21.4	17.0
Total Assets	$1,395.9	$1,269.5

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$72.6	$76.9
Book cash overdrafts	24.8	35.0
Other current liabilities	64.0	59.5
Total Current Liabilities	161.4	171.4
Long-term Debt	603.0	422.0
Deferred Income Taxes	60.7	61.2
Other Liabilities	156.7	96.6
Total Liabilities	981.8	751.2
Shareholders' Equity
Common stock	.3	.3
Capital in excess of par value	121.9	119.9
Retained earnings	524.5	500.9
Common stock in treasury, at cost	(198.8)	(65.8)
Unearned portion of restricted stock	(4.0)	(4.3)
Accumulated other comprehensive loss	(29.8)	(32.7)
Total Shareholders' Equity	414.1	518.3
Total Liabilities and Shareholders' Equity	$1,395.9	$1,269.5